                                    EXHIBIT 10.1

Non-Qualified
[GRANT DATE]

BROADRIDGE FINANCIAL SOLUTIONS, INC.
2018 OMNIBUS AWARD PLAN
STOCK OPTION GRANT AWARD AGREEMENT
FOR U.S. CORPORATE OFFICERS

On [GRANT DATE], BROADRIDGE FINANCIAL SOLUTIONS, INC. (“Broadridge” or the “Company”) granted to [PARTICIPANT NAME] (the “Participant”), pursuant to the Broadridge 2018 Omnibus Award Plan (the “Plan”), the right and option to purchase [NUMBER OF SHARES] shares of the Common Stock of the Company, by action of the Compensation Committee of the Board of Directors of the Company, subject to the terms and conditions of this Stock Option Grant Award Agreement (the “Award Agreement”). Capitalized terms in this Award Agreement that are not otherwise defined shall have the same meaning as set forth in the Plan.

1.Non-Qualified Option. The number of options granted is equal to the number shown on the Participant’s Online Grant Acceptance page which is accessed through the Morgan Stanley StockPlan Connect website. The applicable number of options is shown with the grant type “NQ” and a grant date of [GRANT DATE]. No part of the option granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

2.Vesting.

(a) Subject to the terms and conditions herein, the option herein granted shall become exercisable in whole or in part as follows; provided (except as specifically provided below) that the Participant is continuously employed by the Company or any of its Affiliates through the applicable vesting date:

(i)Exercisable as to 25% of the shares on and after [VEST DATE];

(ii)Exercisable as to an additional 25% of the shares on and after [VEST DATE];

(iii)Exercisable as to an additional 25% of the shares on and after [VEST DATE]; and

(iv)Exercisable as to an additional 25% of the shares on and after [VEST DATE].

(b)Death and Disability. Exercisable in full upon the Participant experiencing a Termination of Employment due to his or her death or Disability. For purposes of this Award Agreement, “Disability” shall mean qualification for long-term disability benefits under the long-term disability plan or policy, as it may be amended from time to time, of the Company or, if different, the Affiliate which employs the Participant (the “Employer”), regardless of whether the Participant is covered by such policy. If the Company or the Employer does not have a long-term disability policy, “Disability” means that the Participant is unable to carry out the responsibilities and functions of the positions held by the Participant by reason of any medically determined physical or mental impairment for a period of not less than one hundred and eighty (180) consecutive days. The Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Company in its discretion.

(c)Retirement. If the Participant experiences a Termination of Employment due to his or her Retirement (as defined below), which is not followed by an immediate re-hire by the Company or any of its Affiliates, this option will continue to vest and become exercisable on the date(s) set forth in Section 2(a) above, but only if such date is within three years after the Retirement date.

For purposes of this Award Agreement, “Retirement” is defined as: (i) Termination of Employment for any reason other than Cause if the Participant is age 65 and over, and (ii) involuntary Termination of Employment without Cause that is not followed by an immediate re-hire by the Company or any of its Affiliates if the Participant is age 60 and over. If the Participant incurs a voluntary Termination of Employment between ages 60 and 64, he or she will not be eligible for these retirement provisions.

Notwithstanding the above, if the Termination of Employment meets the requirements of Section 2(e) below, the option will vest as set forth in Section 2(e).

(d)Termination without Cause. If the Participant experiences a Termination of Employment due to the termination of his or her employment without Cause that is not followed by an immediate re-hire by the Company or any of its Affiliates, and not due to the Participant’s Retirement or as described in Section 2(e) below, this option will continue to vest and become exercisable as set forth in Section 2(a) above during the Severance Period (as defined below), provided the Participant executes a Release and Restrictive Covenant Agreement in a form as attached to the Officer Severance Plan, as amended (the “Release”), within 50 days of the date of Termination of Employment. If the Participant subsequently breaches any of the terms of the Release, the Participant shall forfeit any unvested and vested options that are outstanding at the time the Participant is determined to have violated the terms of the Release.

For purposes of this Award Agreement (other than following a Change in Control as set forth in Section 2(e) below), “Cause” shall mean: (1) the Participant is convicted of, or pleads nolo contendere to, a felony; (2) willful misconduct by the Participant resulting in material harm to the Company or any of its Affiliates; (3) the Participant commits an act constituting fraud, embezzlement, theft, or dishonesty against the Company or an Affiliate; (4) continuing failure by the Participant to perform his or her duties after written notice thereof from the Company or an Affiliate; (5) material breach by the Participant of any term of any confidentiality, non-solicitation and/or non-competition agreements with the Company or an Affiliate; or (6) the Participant has violated the Company’s Code of Business Conduct and Ethics.

For purposes of this Award Agreement, the Participant’s “Severance Period” shall mean the period commencing with the Participant’s Termination of Employment and ending eighteen months after his or her Termination of Employment.

Notwithstanding the above, if the Termination of Employment meets the requirements of Section 2(e) below, the option will vest as set forth in Section 2(e).

(e)Change in Control. If a Change in Control (as defined in the Plan) occurs and, within two years thereafter, the Participant experiences a Termination of Employment by the Company without Cause (as defined in the Company’s Change in Control Severance Plan for Corporate Officers) or by the Participant for Good Reason that is not followed by an immediate re-hire by the Company or any of its Affiliates, then this option will become vested and exercisable in full at the time of such Termination of Employment.

For purposes hereof, “Good Reason” means the occurrence of any of the following after a Change in Control without the Participant’s written consent: (i) material diminution with respect to the Participant’s position, duties, responsibilities, or authority as of the date immediately prior to the Change in Control; (ii) a material reduction in the Participant’s aggregate compensation and benefits; (iii) a failure of any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) of the Company to assume in writing the obligations hereunder; or (iv) a change in the location of the Participant’s primary worksite by more than fifty (50) miles from the location immediately prior to the Change in Control. A termination for Good Reason shall mean a termination by the Participant effected by written notice given by the Participant to the Employer within 30 days after the occurrence of the Good Reason event, unless the Employer shall, within 15 days after receiving such notice, take such action as is necessary to fully remedy such Good Reason event in which case the Good Reason event shall be deemed to have not occurred.

The Participant hereby acknowledges and agrees that this Section 2(e) shall apply to this option in lieu of Section 1.2 of the Company’s Change in Control Severance Plan for Corporate Officers, and Section 1.2 of the Company’s Change in Control Severance Plan for Corporate Officers shall have no application with respect to this option.

(f)Except as otherwise set forth in Section 2 (c) or (d) above, no shares shall become exercisable following the Participant’s Termination of Employment.

(g)There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, provided, except as otherwise set forth in Section 2 (c) or (d) above, that the Participant has not experienced a Termination of Employment at any time prior to such vesting date.

3.Termination of Option. The unexercised portion of the option herein granted shall automatically and without notice terminate and become null and void at the time of the earliest of the following to occur:

(a)the expiration of ten years from the date on which the option was granted;

(b)the expiration of 60 days from the date of the Participant’s Termination of Employment; provided, however, that (i) if the Participant’s Termination of Employment is due to the Disability of the Participant, the provisions of Section 3(c) below shall apply, (ii) if the Participant’s Termination of Employment is due to his or her death during employment by the Employer or an Affiliate or the Participant dies during the 60-day period following the date of the Participant’s Termination of Employment, the provisions of Section 3(d) below shall apply; (iii) if the Participant experiences a Termination of Employment due to his or her Retirement, the provisions of Section 3(e) below shall apply; (iv) if the Participant experiences a Termination of Employment due to his or her “Early Retirement” (defined as at least 55 years of age at the time of termination with at least five credited years of service with the Company or an Affiliate) at the time of the Participant’s Termination of Employment, the provisions of Section 3(f) below shall apply; and (v) if the Participant experiences a Termination of Employment without Cause, and not due to the Participant’s Retirement or as described in Section 2(e) above that is not followed by an immediate re-hire by the Company or any of its Affiliates, and provided the Participant is entitled to continued vesting through the Severance Period pursuant to Section 2(d), the provisions of Section 3(g) below shall apply.
(c)if Section 3(b)(i) applies, the expiration of 12 months after the Participant’s Termination of Employment because of Disability of the Participant; provided, however, that if such Participant shall die during such 12 month period, then the unexercised portion shall become null and void 12 months after the death of the Participant;

(d)if Section 3(b)(ii) applies, the expiration of 12 months after the death of the Participant;

(e)if Section 3(b)(iii) applies, the expiration of 36 months after the Retirement of the Participant; provided, however, that if such Participant shall die during the 36 month period following the date of such Participant’s Retirement, then the unexercised portion shall become null and void on the later of (i) the expiration of 36 months after the Retirement of Participant, and (ii) 12 months after the death of the Participant;

(f)if Section 3(b)(iv) applies, the expiration of 12 months after the Participant’s Termination of Employment; provided, however, that if such Participant shall die during such 12 month period, then the unexercised portion shall become null and void on the later of (i) the expiration of 12 months after the Participant’s Termination of Employment, and (ii) 12 months after the death of the Participant; and

(g)if Section 3(b)(v) applies, the expiration of 60 days following the Severance Period; provided, however, that if such Participant shall die during such Severance Period, then the unexercised portion shall become null and void on the later of (i) the expiration of 60 days following the Severance Period, and (ii) 12 months after the death of the Participant.

4.Term of Option. For the avoidance of doubt, and notwithstanding any provision or interpretation of Section 3 to the contrary, the unexercised portion of the option herein granted shall automatically and without notice terminate and become null and void upon the expiration of ten years from the date on which the option was granted.

5.Exercise Price. The full price for each of the shares purchased pursuant to the option granted herein shall be $[DOLLAR AMOUNT].

6.Method of Exercise. Full payment for shares purchased by the Participant shall be made at the time of the exercise of the option in whole or in part, following which uncertificated book entry shares shall be deposited in the Participant’s account at the Company’s transfer agent promptly thereafter. No shares shall be transferred to the Participant until full payment therefor has been made in accordance with a form of payment provided in Section 7(b)(i) of the Plan, and the Participant shall have none of the rights of a stockholder with respect to any shares subject to this option until such deposit shall have occurred. A cash form of payment under Section 7(b)(i) of the Plan includes, without limitation, cashless exercise whereby the Participant delivers irrevocable instructions to a Company-approved broker to promptly deliver to the Company an amount equal to the purchase price for the shares purchased pursuant to the option herein granted and to satisfy any statutorily required withholding obligations, as applicable.

7.Non-Transferability. The option herein granted is non-assignable and non-transferable, other than by will or by the laws of descent and distribution, and during the Participant’s lifetime shall be exercisable only by the Participant. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, permit the transfer of the option to the extent such transfer is allowed under the Plan.

8.Adjustment. The option shall be subject to adjustment to the extent provided in Section 13 of the Plan.

9.Restrictive Covenants. The option granted hereunder shall be immediately forfeited and all rights hereunder shall be cancelled immediately unless (i) the Participant had accepted and delivered to the Company in connection with previous option grants a restrictive covenant substantially in the form enclosed with this Award Agreement, or (ii) the Participant accepts and delivers the restrictive covenant enclosed herewith within six months of the Grant Date of the option set forth above and returns one to Broadridge Financial Solutions, Inc., 5 Dakota Drive, Suite 300, Lake Success, New York 11042, United States of America, Attention: Compensation Department. If the Company does not receive confirmation of acceptance of the restrictive covenant within such six-month period, this grant shall be canceled and forfeited in its entirety.

10.Stockholder Rights. The Participant shall have no rights as a stockholder with respect to any shares of Stock covered by the option unless and until the Participant has become the holder of record of the shares of Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Stock, except as otherwise specifically provided for in the Plan.

11.Plan Controls. This Award Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Compensation Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. By accepting this Award Agreement, the Participant acknowledges having received or otherwise having been given access to, and read a copy of the Plan and agrees to comply with it, this Award Agreement and all applicable laws and regulations. If and to the extent that this Award Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Award Agreement shall be deemed to be modified accordingly. Subject to Section 9 above and Section 18 below, this Award Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

12.No Guarantee of Employment. This Award Agreement is not an agreement of employment or other services. This grant of the option does not guarantee that the Employer will employ the Participant for any specific time period, nor does it modify in any respect the Employer's right to terminate or modify the Participant’s employment or compensation at any time.

13.Withholding. Pursuant to such procedures as the Compensation Committee may establish from time to time, the Company shall withhold, or shall require payment by or on behalf of the Participant of, the amount of all applicable U.S. and non-U.S. federal, state or local taxes in connection with the option that the Company is required to withhold in accordance with applicable law; provided that the Compensation Committee, in its sole discretion and pursuant to such procedures as it may establish from time to time, may permit the Participant to satisfy such taxes, in whole or in part, by withholding from the shares of Stock otherwise deliverable to the Participant under the option a number of shares of Stock with a value not to exceed the amount of such taxes determined at the maximum individual rate applicable in the relevant jurisdiction.

14.Data Privacy.

(a)Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about the Participant, and persons closely associated with the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the legitimate purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent. Where required under applicable law, Data may also be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made.
(b)Stock Plan Administration Service Providers. The Company transfers Data to Morgan Stanley Smith Barney LLC, an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
(c)International Data Transfers. The Company and its service providers are based in the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company's legal basis, where required, for the transfer of Data is the Participant’s consent.

(d)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant this option or other awards to the Participant or administer or maintain such awards.
(f)Declaration of Consent. By accepting the option and indicating consent via the Company’s online acceptance procedure, the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
(g)Alternative Basis for Data Processing and Transfer. The Participant understands that the Company may rely on a different legal basis for the processing or transfer of Data in the future and/or request that the Participant provide another data privacy consent form. If applicable and upon request of the Company, the Participant agrees to provide an executed acknowledgement or data privacy consent form to the Employer or the Company (or any other acknowledgements, agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that he or she will not be able to participate in the Plan if he or she fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.
15.Uncertificated Book Entry. Notwithstanding anything else herein, to the extent permitted under applicable federal, state or local law, the Company may issue the shares of Stock pursuant to this option in the form of uncertificated shares. Such uncertificated shares of Stock shall be credited to a book entry account maintained by the Company (or its designee) on behalf of the Participant.

16.Section 409A. Although the Company does not guarantee to the Participant any particular tax treatment relating to the option, the option provided hereunder is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

17.Governing Law; Amendment; Dispute Resolution; Venue. It is understood and agreed that this option has been granted pursuant to the Plan, which shall be governed by, and construed in accordance with, the laws of the State of New York. The Compensation Committee may amend, suspend or terminate this Award Agreement subject to and in accordance with the terms of the Plan. For purposes of litigating any dispute concerning the grant of the option, the Award Agreement or the restrictive covenants referred to in Section 9 above, the Participant and the Company agree and consent to the exclusive jurisdiction of the State of New York, and agree that such litigation shall be conducted exclusively in the courts of Nassau County, New York or the federal courts for the United States for the Eastern District of New York, where this grant is made and/or to be performed; provided, however, that, notwithstanding the foregoing, (except for any matters related to restrictive covenants) if the

Participant is also eligible to participate in the Company’s Officer Severance Plan or the Company’s Management Severance Plan, then the dispute resolution provisions of the Officer Severance Plan or the Management Severance Plan, as applicable to the Participant, shall also apply to disputes between the Company and the Participant concerning the grant of the option, this Award Agreement and any other award agreement between the Company and the Participant.

18.Clawback. As a condition to the grant of these options, including any shares of Stock or payments in connection with these options, the Participant agrees that he or she will be subject to, and comply with the terms of, the Company's Amended and Restated Clawback Policy and any other applicable clawback policy approved by the Board or any committee thereof, as in effect from time to time, whether approved before or after the Date of Grant (the “Clawback Policy”). By accepting this Award Agreement, the Participant hereby acknowledges having received, or otherwise having been given access to, and read a copy of the Clawback Policy.

19.Severability. Whenever feasible, each provision of this Award Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Award Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Award Agreement.

20.Successors and Assigns. Except as otherwise provided herein, this Award Agreement will bind and inure to the benefit of the respective successors and permitted assigns and heirs and legal representatives of the parties hereto whether so expressed or not.

21.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the option and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.Compliance with Laws and Regulations. Notwithstanding any other provisions of the Plan or this Award Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Participant understands that the Company will not be obligated to issue any shares of Stock pursuant to the option if the issuance of such shares of Stock shall constitute a violation by the Participant or the Company of any provision of law or regulation of any governmental authority. Further, the Company may amend, suspend or terminate the Plan and the Stock Option Grant Award Agreement subject to and in accordance with the terms of the Plan, including but not limited to, the unilateral authority to amend the Plan and the Stock Option Grant Award Agreement without the Participant's consent to the extent necessary to comply with securities or other laws applicable to the option or the issuance of shares of Stock. Any determination by the Company in this regard shall be final, binding and conclusive.

23.Waivers. The Participant acknowledges that a waiver by the Company of breach of any provision of the Stock Option Grant Award Agreement shall not operate or be construed as a waiver of any other provision of the Stock Option Grant Award Agreement, or of any subsequent breach by the Participant or any other Participant.

24.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

25.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, the broker’s country, or the country in which the shares of Stock are listed, the

Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to directly or indirectly, accept, acquire, sell, or attempt to sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., options), or rights linked to the value of shares of Stock during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws and/or regulations in the applicable jurisdictions or the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before possessing the insider information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.

By:

__________________________
                    Richard J. Stingi
                    Corporate Vice President/
Chief Human Resources Officer

Date: [GRANT DATE]